Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Current Report on Form 8-K/A for Wayne Bancorp, Inc., of our report dated January 10, 2003 relating to the consolidated balance sheets of Banc Services Corp. as of December 31, 2002 and 2001, and the related consolidated statements of income, cash flows and changes in shareholders’ equity for the years then ended, which report is included in Wayne Bancorp, Inc.'s Registration Statement on Form S-4 (File No. 333-103984) filed on March 24, 2003.

Crowe Chizek and Company LLC

Columbus, Ohio

August 11, 2003